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                                                                    EXHIBIT 11.0



                             NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit



                                                                       Three Months Ended
                                                                            March 31,
                                                              -----------------------------------
                                                                   1995                1994
                                                              --------------      ---------------
                                                            (dollars in thousands, except per unit)
Net income (loss)....................................         $       (1,204)     $        (1,070)

 Less - General Partner's 1.99% Interest.............                    (24)                 (21)
                                                              --------------      ---------------

Net income (loss) allocable to Limited Partner.......         $       (1,180)     $        (1,049)
                                                              ==============      ===============

Earnings Per Unit
 Net (loss)..........................................         $         (.55)     $          (.49)
                                                              ==============      ===============



Weighted average units of limited partner interest
 used in computing earnings per unit.................              2,139,404            2,139,607
                                                              ==============      ===============





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